Exhibit 99.1

N E W S   B U L L E T I N
                              FROM:

FOR IMMEDIATE RELEASE

CalAmp Reports Record Fiscal 2015 Fourth Quarter and Full Year Results

Record fourth quarter revenue of $69.2 million up 16% with GAAP diluted EPS of $0.18 and non-GAAP EPS of $0.32 up 60%

OXNARD, CA, April 21, 2015 -- CalAmp (NASDAQ: CAMP), a leading provider of wireless products, services and solutions, today reported results for its fourth quarter and full year ended February 28, 2015. Highlights include:

●	Consolidated fourth quarter revenue up 16% year-over-year to $69.2 million

●	Wireless Datacom fourth quarter revenue up 23% year-over-year to $60.5 million

●	Fourth quarter GAAP net income per diluted share up 125% year-over-year to $0.18

●	Fourth quarter Adjusted Basis (non-GAAP) net income per diluted share up 60% to $0.32

●	Fourth quarter Adjusted EBITDA margin of 18%

●	Net cash provided by operations for fiscal 2015 of $28.6 million, and total cash and marketable securities balance at February 28, 2015 of $44.4 million

Commenting on fourth quarter fiscal 2015 results, Michael Burdiek, CalAmp's President and Chief Executive Officer, said, “We had an outstanding finish to the year with record revenues, strong earnings growth and robust bookings in the last quarter, all driven by the strength of our Wireless Datacom segment. Continued improvements in our gross margins, coupled with in line operating expenses, propelled our fourth quarter Adjusted EBITDA margin to 18% and our operating cash flow to $7.7 million. Significant contributors to our strong fourth quarter were the record quarterly revenues posted by our MRM products business as well as increased shipments of telematics devices to our key OEM customer in the heavy equipment industry. In addition, recent wins for fleet management SaaS solutions drove a sequential quarter increase of over 10% in higher margin enterprise fleet subscribers. We also saw strong growth in international sales during the quarter across many of our core verticals. For our Satellite segment, revenues were in line with expectations with continued contribution to our operating cash flow and overall profitability. Finally, subsequent to the end of the fourth quarter, we completed the acquisition of Crashboxx, an early stage technology company with unique intellectual property focused on insurance telematics applications across the entire Auto Insurance lifecycle, from driver risk assessment through claims processing automation.”

CalAmp Reports Fiscal 2015 Fourth Quarter and Full Year Results
April 21, 2015

Commenting on the fiscal 2015 full year results, Mr. Burdiek continued, “Focused execution coupled with healthy growth in our core markets and traction from some of our newer initiatives produced record-setting financial results for CalAmp in fiscal 2015. Despite the slow start to the year, we posted record revenues of $250.6 million, driven by 14% year-over-year growth in our Wireless Datacom segment. Demand for our products and solutions for fleet management applications as well as volume shipments to a key OEM customer in the heavy equipment industry were key contributors to our success in fiscal 2015. International revenues continued to expand, representing 21% of consolidated revenue for the year. In addition, improving consolidated gross margins resulted in Adjusted EBITDA margins of 15.3% in fiscal 2015, up from 12.4% in the prior year. At the bottom line, full year non-GAAP net income per share expanded by 25% compared to last year, reaching $0.96. Overall, the fundamentals of our business continue to improve as evidenced by our recent results. I am quite pleased with the execution of our team and anticipate that continued momentum within our core markets, ongoing geographic expansion and investments in strategic initiatives will drive profitable growth in fiscal 2016 and beyond.”

Fiscal 2015 Fourth Quarter Results
Total revenue for the fiscal 2015 fourth quarter was $69.2 million compared to $59.8 million for the fourth quarter of fiscal 2014. Wireless Datacom revenue increased to $60.5 million from $49.2 million in the same period last year, while Satellite revenue was $8.7 million in the latest quarter compared to $10.6 million in the fourth quarter last year.

Consolidated gross profit for the fiscal 2015 fourth quarter was $24.6 million, an increase of approximately $4.0 million over the same quarter last year, primarily attributable to higher Wireless Datacom revenue. Consolidated gross margin was 35.5% in the fiscal 2015 fourth quarter, compared to 34.4% in the fourth quarter last year.

GAAP net income for the fiscal 2015 fourth quarter was $6.5 million, or $0.18 per diluted share, compared to net income of $3.1 million, or $0.08 per diluted share, in the fourth quarter of last year. Although the Company’s GAAP-basis effective tax rate approximates the combined US federal and state statutory tax rate, the Company’s pretax income is still largely sheltered from taxation by net operating loss and research and development tax credit carryforwards, and is expected to remain so for the next several years.

Non-GAAP net income for the fiscal 2015 fourth quarter was $11.6 million, or $0.32 per diluted share, compared to non-GAAP earnings of $7.1 million, or $0.20 per diluted share, for the fourth quarter last year. Non-GAAP net income excludes the impact of intangibles amortization expense, stock-based compensation expense and acquisition-related expenses, and includes an income tax provision for cash taxes paid or payable for the period. A reconciliation of the GAAP-basis pretax income to the non-GAAP net income and earnings per diluted share is provided in the table at the end of this press release.

Liquidity
As of February 28, 2015, the Company had total cash and marketable securities of $44.4 million and no bank debt outstanding. Net cash provided by operating activities was $7.7 million during the fourth quarter and $28.6 million for the full year in fiscal 2015. The unused borrowing capacity on the bank revolver at year-end was $15 million.

CalAmp Reports Fiscal 2015 Fourth Quarter and Full Year Results
April 21, 2015

Business Outlook
Commenting on the Company's business outlook, Mr. Burdiek said, “Looking at our fiscal 2016 first quarter, we expect to achieve consolidated revenue in the range of $63 to $67 million. We anticipate Wireless Datacom revenue in the first quarter will be up significantly over the prior year but down modestly on a sequential quarter basis, due primarily to the timing of shipments to our key OEM customer in the heavy equipment industry. Shipments to this customer are expected to pick up in the ensuing quarters and are expected to represent significant year-over-year revenue growth. In addition, first quarter Satellite segment revenue is expected to be down on a sequential quarter basis. At the bottom line, we expect first quarter GAAP-basis net income in the range of $0.10 to $0.14 per diluted share and non-GAAP net income in the range of $0.24 to $0.28 per diluted share. For the full year in fiscal 2016, we expect our Wireless Datacom segment revenue growth will be at or above the estimated mid-teens market growth rate, with continued margin expansion. For our Satellite segment, we expect revenue to be somewhat weaker in the first half of the year and then picking up in the second half as our key customer in this segment transitions to next generation products. Overall, we expect both revenue and earnings to gain momentum as fiscal 2016 progresses, exceeding the impressive milestones established in this past fiscal year.”

Conference Call and Webcast
A conference call and simultaneous webcast to discuss the fiscal 2015 fourth quarter and full year financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. CalAmp's President and CEO Michael Burdiek and CFO Rick Vitelle will host the conference call. Participants can listen in via webcast by visiting the Investor Relations section of CalAmp's website at www.calamp.com. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay of the webcast will be available for 30 days after the call.

The conference call can also be accessed by dialing 877-407-0784 (+1 201-689-8560 for international callers) and using the Conference ID# 13603902. Following the call, an audio replay will also be available by calling 877-870-5176 or +1 858-384-5517 and entering the Conference ID# 13603902. The audio replay will be available through April 28, 2015.

About CalAmp
CalAmp (NASDAQ: CAMP) is a proven leader in providing wireless communications solutions to a broad array of vertical market applications and customers. CalAmp’s extensive portfolio of intelligent communications devices, robust and scalable cloud service platform, and targeted software applications streamline otherwise complex Machine-to-Machine (M2M) deployments. These solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business critical data and desired intelligence from high-value remote assets. For more information, please visit www.calamp.com.

CalAmp Reports Fiscal 2015 Fourth Quarter and Full Year Results
April 21, 2015

Forward-Looking Statements
Statements in this press release that are not historical in nature are forward-looking statements that, within the meaning of the federal securities laws including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, involve known and unknown risks and uncertainties. Words such as “may”, “will”, “expect”, “intend”, “plan”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “goal” and variations of these words and similar expressions, are intended to identify forward-looking statements. Readers are cautioned that actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including global economic conditions and uncertainties in the geopolitical environment, product demand, competitive pressures and pricing declines in our Wireless Datacom and Satellite segments, fluctuations in product demand from a key OEM customer in the heavy equipment industry, the timing and acceptance of customer approvals of new product designs, intellectual property infringement claims, interruption or failure of our Internet-based systems used to wirelessly configure and communicate with the tracking and monitoring devices that we sell, changes in wireless transmission standards and technologies including 3G and 4G standards, dependence on third-party manufacturers and component suppliers in foreign countries, and other risks or uncertainties that are described in our Annual Report on Form 10-K filed today with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurances that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT CALAMP:	AT ADDO COMMUNICATIONS:
Garo Sarkissian	Lasse Glassen
SVP, Corporate Development	(424) 238-6249
(805) 987-9000	lasseg@addocommunications.com

CalAmp Reports Fiscal 2015 Fourth Quarter and Full Year Results
April 21, 2015

CALAMP CORP.
CONSOLIDATED INCOME STATEMENTS
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	February 28,		February 28,
	2015	2014	2015	2014
	/---------(Unaudited)----------/
Revenues	$69,190	$59,847	$250,606	$235,903
Cost of revenues	44,605	39,231	163,202	155,972
Gross profit	24,585	20,616	87,404	79,931
Operating expenses:
Research and development	4,868	5,331	19,854	21,052
Selling	5,182	5,048	20,442	19,837
General and administrative	4,049	3,895	15,578	14,416
Intangible asset amortization	1,638	1,665	6,590	6,283
	15,737	15,939	62,464	61,588
Operating income	8,848	4,677	24,940	18,343
Non-operating expense, net	(15)	(105)	(140)	(432)
Income before income taxes	8,833	4,572	24,800	17,911
Income tax provision	(2,317)	(1,505)	(8,292)	(6,108)
Net income	$6,516	$3,067	$16,508	$11,803

Earnings per share:
Basic	$0.18	$0.09	$0.46	$0.34
Diluted	$0.18	$0.08	$0.45	$0.33
Shares used in computing earnings per share:
Basic	35,930	35,332	35,784	34,969
Diluted	36,595	36,390	36,530	36,023

BUSINESS SEGMENT INFORMATION
(In thousands)

	Three Months Ended		Year Ended
	February 28,		February 28,
	2015	2014	2015	2014
	/---------(Unaudited)----------/
Revenues
Wireless DataCom	$60,488	$49,204	$213,119	$187,012
Satellite	8,702	10,643	37,487	48,891
Total revenues	$69,190	$59,847	$250,606	$235,903

Gross profit
Wireless DataCom	$22,459	$18,440	$77,899	$70,114
Satellite	2,126	2,176	9,505	9,817
Total gross profit	$24,585	$20,616	$87,404	$79,931

Operating income
Wireless DataCom	$8,929	$4,618	$23,833	$16,324
Satellite	947	1,081	5,017	5,642
Corporate expenses	(1,028)	(1,022)	(3,910)	(3,623)
Total operating income	$8,848	$4,677	$24,940	$18,343

CalAmp Reports Fiscal 2015 Fourth Quarter and Full Year Results
April 21, 2015

CALAMP CORP.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	February 28,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$34,184	$19,233
Short-term marketable securities	10,177	8,500
Accounts receivable, net	47,917	36,904
Inventories	18,666	14,968
Deferred income tax assets	11,367	7,619
Prepaid expenses and other current assets	5,110	5,017
Total current assets	127,421	92,241
Long-term marketable securities	-	518
Property, equipment and improvements, net	10,525	5,899
Deferred income tax assets, less current portion	23,455	35,131
Goodwill	15,483	15,422
Other intangible assets, net	22,596	29,131
Other assets	3,137	923

	$202,617	$179,265

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$688	$1,156
Accounts payable	24,012	20,508
Accrued payroll and employee benefits	5,522	6,594
Deferred revenue	10,748	8,251
Other current liabilities	6,035	5,609

Total current liabilities	47,005	42,118

Long-term debt	-	702
Other non-current liabilities	4,227	3,298

Stockholders' equity:
Common stock	362	359
Additional paid-in capital	207,881	206,154
Accumulated deficit	(56,793)	(73,301)
Accumulated other comprehensive loss	(65)	(65)

Total stockholders' equity	151,385	133,147

	$202,617	$179,265

- more -

CalAmp Reports Fiscal 2015 Fourth Quarter and Full Year Results
April 21, 2015

CALAMP CORP.
CONSOLIDATED CASH FLOW STATEMENTS
(In thousands)

	Year Ended
	February 28,
	2015	2014
Cash flows from operating activities:
Net income	$16,508	$11,803
Depreciation and amortization	9,386	8,105
Stock-based compensation expense	4,100	2,924
Deferred tax assets, net	7,927	5,935
Other	247	339
Changes in operating working capital	(9,523)	(6,290)

Net cash provided by operating activities	28,645	22,816

Cash flows from investing activities:
Purchases of marketable securities	(1,159)	(9,018)
Capital expenditures	(7,437)	(2,133)
Acquisitions net of cash acquired	-	(52,954)
Other	(55)	(71)

Net cash used in investing activities	(8,651)	(64,176)

Cash flows from financing activities:
Repayments of bank term loan	-	(1,800)
Payment of acquisition-related note and contingent consideration	(2,673)	(1,579)
Taxes paid related to net share settlement of vested equity awards	(3,088)	(3,057)
Proceeds from exercise of stock options	718	3,928

Net cash used in financing activities	(5,043)	(2,508)

Net change in cash and cash equivalents	14,951	(43,868)

Cash and cash equivalents at beginning of year	19,233	63,101

Cash and cash equivalents at end of year	$34,184	$19,233

- more -

CalAmp Reports Fiscal 2015 Fourth Quarter and Full Year Results
April 21, 2015

CALAMP CORP.
RECONCILIATION OF NON-GAAP MEASURES TO GAAP
(Unaudited)

"GAAP" refers to financial information presented in accordance with U.S. Generally Accepted Accounting Principles. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with GAAP.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis Net Income, Adjusted Basis Net Income Per Diluted Share, Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation), and EBITDA Margin. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that the use of these non-GAAP measures facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP Basis Pretax Income to Adjusted Basis (non-GAAP) Net Income is as follows (in thousands except per share amounts):

	Three Months Ended		Year Ended
	February 28,		February 28,
	2015	2014	2015	2014
GAAP basis pretax income	$8,833	$4,572	$24,800	$17,911

Amortization of intangible assets	1,638	1,665	6,590	6,283
Stock-based compensation expense	1,176	795	4,100	2,924
Acquisition and integration expenses	-	24	-	661
Pretax income (non-GAAP basis)	11,647	7,056	35,490	27,779

Income tax (provision) benefit (non-GAAP basis) (a)	(86)	59	(328)	(87)
Adjusted Basis net income	$11,561	$7,115	$35,162	$27,692

Adjusted Basis net income per diluted share	$0.32	$0.20	$0.96	$0.77

Weighted average common shares outstanding
on diluted basis	36,595	36,390	36,530	36,023

(a)	The non-GAAP income tax (provision) benefit represents cash taxes paid/payable or received/receivable for the period after giving effect to the utilization of net operating loss and tax credit carryforwards.

The reconciliation of pretax income, the most directly comparable GAAP financial measure, to Adjusted EBITDA, and the calculation of EBITDA Margin, are as follows (dollars in thousands):

	Three Months Ended		Year Ended
	February 28,		February 28,
	2015	2014	2015	2014
GAAP basis pretax income	$8,833	$4,572	$24,800	$17,911

Interest (income) expense, net	(36)	89	72	365
Depreciation expense	753	473	2,796	1,822
Amortization of intangible assets	1,638	1,665	6,590	6,283
Stock-based compensation expense	1,176	795	4,100	2,924
Adjusted EBITDA	$12,364	$7,594	$38,358	$29,305

Revenue	$69,190	$59,847	$250,606	$235,903

EBITDA Margin	17.9%	12.7%	15.3%	12.4%